Exhibit 99.1

MeiraGTx Announces Financing Agreement with Perceptive Advisors for Up to $100 Million Secured by Manufacturing Facilities

- Credit facility is collateralized by MeiraGTx’s wholly-owned manufacturing facilities in London, UK and Shannon, Ireland

- $75 million at closing strengthens balance sheet and extends runway to fourth quarter of 2024

LONDON and NEW YORK, August 3, 2022 (GLOBE NEWSWIRE) -- MeiraGTx Holdings plc (Nasdaq: MGTX), a vertically integrated, clinical-stage gene therapy company, today announced a term loan agreement with affiliates of Perceptive Advisors for up to $100 million, including $75 million upon closing.

“Access to this minimally dilutive capital secured by our manufacturing facilities extends our cash runway to the fourth quarter of 2024 and highlights the value of the infrastructure we have built,” said Alexandria Forbes, Ph.D., president and chief executive officer of MeiraGTx. “In this market environment where the cost of equity capital remains high, our wholly-owned manufacturing facilities enable us to finance the Company through the achievement of significant milestones such as advancing our Phase 3 Lumeos clinical trial of botaretigene sparoparvovec (AAV-RPGR) for the treatment of X-linked retinitis pigmentosa to BLA filing, which is fully funded by our partner Janssen,” continued Dr. Forbes. “Importantly, the agreement also enables us to fully retain the significant value we are creating through our pipeline programs and all of our genetic medicine technology platforms.”

Under the term loan agreement, the Company received $75 million upon closing and may request an additional $25 million during the first two years of the term under the same terms and collateral, subject to the lender’s approval. The credit facility is interest-only for 4 years, with a maturity date of August 2, 2026, when the principal will be due. The interest rate is 10% plus the greater of 1% or one-month CME Term SOFR. In connection with the closing, the Company issued Perceptive warrants exercisable into 400,000 ordinary shares of the Company with a per share exercise price of $15.00 (a 92% premium to closing share price on the date of the transaction) and additional warrants exercisable into 300,000 ordinary shares of the Company with a per share exercise price of $20.00 (a 156% premium to closing share price on the date of the transaction).

MeiraGTx intends to use the proceeds for the continued development of its clinical-stage product candidates, preclinical programs and technology platforms, and for other general corporate purposes.

“MeiraGTx has incredible depth of assets, including what we view as industry-leading manufacturing and process development capabilities and infrastructure,” said Sam Chawla, portfolio manager of Perceptive’s credit funds. “We are pleased to further our partnership with MeiraGTx as they advance their late-stage clinical programs and gene regulation technologies.”

About MeiraGTx

MeiraGTx (Nasdaq: MGTX) is a vertically integrated, clinical-stage gene therapy company with six programs in clinical development and a broad pipeline of preclinical and research programs. MeiraGTx has core capabilities in viral vector design and optimization and gene therapy manufacturing, and a transformative gene regulation platform technology which allows precise, dose responsive control of gene expression by oral small molecules with dynamic range that can exceed 5000-fold. Led by an experienced management team, MeiraGTx has taken a portfolio approach by licensing, acquiring, and developing technologies that give depth across both product candidates and indications. MeiraGTx’s initial focus is on three distinct areas of unmet medical need: ocular diseases, including both inherited retinal diseases as well as large degenerative ocular diseases, neurodegenerative diseases and severe forms of xerostomia. Though initially focusing on the eye, central nervous system, and salivary gland, MeiraGTx plans to expand its focus to develop additional gene therapy treatments for patients suffering from a range of serious diseases.

For more information, please visit www.meiragtx.com

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our product candidate development, the anticipated use of proceeds from borrowings under the term loan agreement, our ability to access the full $100 million potentially available under the term loan agreement and our ability to fund operations into the fourth quarter of 2024, including in light of the COVID-19 pandemic, as well as statements that include the words “expect,” “will,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “could,” “should,” “would,” “continue,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, our incurrence of significant losses; any inability to achieve or maintain profitability, raise additional capital, identify additional and develop existing product candidates, successfully execute strategic priorities, bring product candidates to market, expansion of our manufacturing facilities and processes, successfully enroll patients in and complete clinical trials, accurately predict growth assumptions, recognize benefits of any orphan drug designations, retain key personnel or attract qualified employees, or incur expected levels of operating expenses; the impact of the COVID-19 pandemic on the status, enrollment, timing and results of our clinical trials and on our business, results of operations and financial condition; failure of early data to predict eventual outcomes; failure to obtain FDA or other regulatory approval for product candidates within expected time frames or at all; the novel nature and impact of negative public opinion of gene therapy; failure to comply with ongoing regulatory obligations; contamination or shortage of raw materials or other manufacturing issues; changes in healthcare laws; risks associated with our international operations; significant competition in the pharmaceutical and biotechnology industries; dependence on third parties; risks related to intellectual property; changes in tax policy or treatment; our ability to utilize our loss and tax credit carryforwards; litigation risks; and the other important factors discussed under the caption “Risk Factors” in our most recent quarterly report on Form 10-Q or annual report on Form 10-K or subsequent 8-K reports, as filed with the Securities and Exchange Commission. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts

Investors:

MeiraGTx

Investors@meiragtx.com

Media:

Jason Braco, Ph.D.

LifeSci Communications

jbraco@lifescicomms.com